Exhibit 99.1

For immediate release October 1, 2007	Media Contact: Richard DeBonis, SVP 413-452-5118 rdebonis@hampdenbank.com

Hampden Bank to open Indian Orchard Branch
New office adds to 'local network of convenience' for customers

Springfield, MA - Hampden Bank (Hampden Bancorp -- NASDAQ: HBNK) announced plans today to open its eighth full-service branch office to be located in the Indian Orchard section of Springfield. The new office, a former Citizens Bank branch located at 187 Main Street, is expected to be open for business in November.

The 3300 square foot facility is currently undergoing renovations and upgrades designed to make both transactional and consultative services convenient for customers. The space will have a new, modern look and, among other conveniences, will offer customers drive thru banking services, a drive up ATM, and a walk up cash dispenser. On-site parking for more than 20 vehicles is also available.

"We're very enthusiastic about Indian Orchard. It's an area of promising growth where you can just feel the energy and revitalization going on all around you ", said Thomas R. Burton, President & CEO of Hampden Bank. "As the only bank headquartered in Springfield we plan to play a significant role in the many positive things happening right here. In this era of out-of-town and out-of-state banks coming in from everywhere, it's important for people in Indian Orchard, and throughout Hampden County, to know that their local community bank is committed to playing a key role in their future. Deposits made here go to work here, and that's what sets us apart", Burton added.

"This location presents us with a great opportunity to expand and link our existing branch locations into broad local network of convenience for both individual and business customers", said William D. Marsh III, Senior Vice President. "It's all about convenience. With our Wilbraham and Allen Street offices nearby, all customers in these contiguous neighborhoods will benefit," Marsh went on to say.

About Hampden Bank

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The bank currently has seven branch office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and at Tower Square in downtown Springfield. Hampden Bank offers customers the latest in internet banking, including bill payment services. Hampden Financial, created through a strategic alliance with MassMutual and The Novak Charter Oak Financial Group, offers clients a full array of insurance and financial products and services at all Hampden Bank locations. Hampden Bancorp, Inc. and Hampden Bank completed the conversion of the holding company structure of the Bank and the related stock offering on January 16, 2007.